Exhibit 99.2

                                          November 30, 1999



Mr. William R. Mills
Vice President, Finance and Secretary
Weis Markets, Inc.
1000 South Second Street
Sunbury, PA  17801

      Re:   Notice of Call of a Special Meeting of Shareholders
            and Notice of Intention to Present Business and
            Nominations
            ---------------------------------------------------

Dear Mr. Mills:

            As set forth in Section A.3. below, the undersigned (the "Proponents") shareholders of Weis Markets, Inc., a Pennsylvania corporation (the "Company"), own of record, in the aggregate, Eligible Shares, as defined in the Company's By-Laws, as amended (the "By-Laws"), representing in excess of twenty percent (20%) of the outstanding shares of Common Stock, no par value, of the Company (the "Common Stock"). Pursuant to Section 3-03 of the By-Laws and the Business Corporation Law of the Commonwealth of Pennsylvania, as amended (the "BCL"), the undersigned hereby demand and request that the Secretary of the Company call a special meeting of the shareholders of the Company to be held as promptly as possible, but in no event later than February 7, 2000 (the "Special Meeting"). As set forth in further detail below, the purposes of the Special Meeting, including any postponements or adjournments thereof, shall be (1) to remove the current Board of Directors, (2) to elect directors nominated by the Proponents to fill these newly created vacancies and (3) to amend the By-Laws to ensure that the Company's shareholders continue to have a meaningful opportunity to influence the management of the Company.

                  A.    NOTICE OF INTENTION TO PRESENT BUSINESS

            The Proponents hereby provide the Company advance notice of their intention to present business to be brought before the Special Meeting, and, in the alternative, any subsequent annual or special meeting of shareholders to be held to elect directors for a term ending at the 2001 annual meeting, pursuant to Section 3-14 of the By-Laws. Set forth below are: (w) a description of the business intended to be brought before the Special Meeting (including the text of all proposals and resolutions to be presented to the shareholders) and the reasons for conducting such business at the Special Meeting; (x) the names and addresses, as they appear on the Company's books, of the Proponents; (y) the class and number of shares of the Company beneficially owned by the Proponents; and (z) any material interest of the Proponents in such business.

            To the extent that this notice serves as a notice of business and nominations to be brought before the next annual meeting of shareholders referred to in the previous paragraph, the business and nominations to be considered thereat shall be as described in this notice, except that at such annual meeting the Proponents will not propose to remove the entire Board of Directors and will only nominate either of Messrs. Michael M. Apfelbaum or Joseph I. Goldstein for election as directors if such nomination is necessary because such individuals are not renominated by the Company.

            1.    Description of the Business and Reasons Therefor
                  ------------------------------------------------

            At the Special Meeting, the Proponents intend to present and have voted upon and approved by the shareholders of the Company at the Special Meeting the following resolutions (the "Resolutions"), pursuant to the terms of the Company's Articles of Incorporation, the By-Laws and the BCL:

            RESOLVED, that the current Board of Directors be removed in its entirety, including without limitation any of the following who are members of the Board as of the Special Meeting: Robert F. Weis, Norman S. Rich, William R. Mills, Jonathan H. Weis, Michael M. Apfelbaum, Joseph I. Goldstein and Richard E. Shulman (the "Director Removal Resolution").

            RESOLVED, that each of Michael M. Apfelbaum, John S. Furst, Joseph
            I. Goldstein and Jeffrey E. Perelman be elected to fill four of the seven vacancies on the Board resulting from the Director Removal Resolution for the balance of the terms of the present directors and until their successors are elected and qualified (the "Election of Directors Resolution").

            RESOLVED, that the By-Laws of the Company be, and they hereby are, amended, effective at the time this resolution is approved by the shareholders of the Company, by adding the following after the last sentence of Section 4-01 of the By-Laws:

                  No person who is an officer or employee of the Company shall be appointed, or nominated for election, to the Board of Directors, and no incumbent director shall become an officer or employee of the Company (other than to the extent such person is deemed to be an officer solely because such person is named Chairman of the Board of Directors), if after giving effect to such nomination, appointment or employment, a majority of the directors are persons who are or would be officers or employees of the Company. The membership of the Board of Directors shall reflect, as fully as possible, the composition of the Company's shareholder base, including its substantial shareholders, in proportion to the percentage of the outstanding voting shares of the Company's capital stock held by such shareholders. The Board of Directors may not amend or repeal this Section or adopt any new By-Law provision that is inconsistent in any manner with this Section (the "Board Composition Resolution").

            RESOLVED, that the shareholders of the Company hereby request that the Board of Directors of the Company promptly proceeds to (i) establish a committee of directors representative of all shareholder interests to consider and evaluate the strategic options available to the Company for maximizing shareholder value and providing enhanced liquidity to shareholders, including through possible business combination and merger transactions, and (ii) require that any and all overtures (whether informal or formal) by any unaffiliated third parties received by the Company or any of its officers or directors concerning such a possible sale or merger are to be reported to the full Board of Directors of the Company, that all bona fide overtures should be explored in full and that offers from any such persons should be solicited and not discouraged, with a full report of such matters to be made to the shareholders of the Company (the "Shareholder Value Resolution").

            RESOLVED, that the By-Laws of the Company be and they hereby are amended, effective at the time this resolution is approved by the shareholders of the Company, by deleting the first two sentences of
            Section 4-01 in their entirety and replacing them with the following sentence:

                  The business and affairs of the Corporation shall be managed and controlled by a Board, which shall be fixed at seven (7) members, who shall be persons of full age (the "Size of Board Resolution").

            RESOLVED, that any and all amendments made by the Board to the By-Laws on or after November 30, 1999 be repealed, other than those provisions that were duly approved by the shareholders of the Company, and that, without the approval of the shareholders of the Company, the Board may not thereafter amend any section of the By-Laws affected by such repeal or adopt any new By-Law provision in a manner which serves to reinstate any repealed provision or any similar provision (the "By-Laws Repeal Resolution").

            RESOLVED, that each of the resolutions of the Proponents be voted upon by the shareholders of the Company in the following order:

            1.                The Omnibus Resolution;

            2.                The Bylaws Repeal Resolution;

            3.                The Size of Board Resolution;

            4.                The Board Composition Resolution;

            5.                The Shareholder Value Resolution;

            6.                The Director Removal Resolution; and

            7.                The Election of Directors Resolution.

            and further that, pursuant to Section 1765 of the Pennsylvania Business Corporation Law and Section 3-11 of the Company's By-Laws, CT Corporation, and/or a representative thereof, be appointed as sole judge of election at this meeting and that such judge of election shall promptly following the closing of the polls make at this meeting a written report and execute a certificate with respect to each resolution or other item of business considered at this meeting, which report and certificate shall be made available for inspection to each shareholder present at this meeting as promptly as practicable following the casting of votes thereon, with respect to the number of votes duly cast, in person or by proxy or otherwise, in favor or against, or abstaining or withholding authority with respect to, each of such resolutions or other items of business (the "Omnibus Resolution").

            The Proponents are proposing the Resolutions because they believe that the Company is not taking sufficient steps to enhance the value and liquidity of the Common Stock and to protect shareholder interests against rapidly developing trends in the Company's industry. Certain of the Proponents have, from time to time in the past in their own individual capacity, expressed this sentiment to the Company, but the Proponents believe that no affirmative steps have been taken by the Company in response (other than informal overtures to certain of such individuals from time to time by representatives of the Company concerning the possibility that the Company might be willing to purchase a portion of their shares at an indeterminate price that was generally suggested to be approximately equal to the then-market price of such shares). Such individuals have chosen not to pursue such overtures and instead have, from time to time, urged representatives of the Company to consider steps to maximize shareholder value including by engaging in discussions with industry participants who have on occasion expressed an interest in pursuing a possible strategic transaction with the Company.

            The Proponents believe that the trends toward larger, more efficient competitors and new delivery and customer service channels have significant competitive implications for the Company that could affect the future performance of the Common Stock, and are concerned that the Company has not adequately articulated a strategy for maximizing shareholder value in view of these challenges and opportunities.

            The Proponents have recently engaged Salomon Smith Barney ("SSB") to act as their financial advisor and to assist the Proponents in obtaining increased liquidity and value for their shares. Based on advice received from SSB, the Proponents believe that the value that shareholders could receive in a sale or merger transaction involving the Company is likely to be substantially in excess of the current trading range of the Common Stock and that there would likely be strong interest by potential acquirers in the Company. SSB has advised the Proponents that, based upon its preliminary analysis of the Company using only publicly available information and without having conducted any solicitation of third-party interest, and relying upon recent merger and acquisition precedents in the retail grocery, they believe that a per share acquisition price in the range of $45 to $55 should readily be obtainable by the Company in the current market environment.

            The Proponents do not believe that the Company is likely to pursue actions that are likely to result in the shareholders receiving this or equivalent value for their shares absent direct pressure from the Company's shareholders.

            The Proponents are also concerned that the Company has not demonstrated a strong commitment to those corporate governance principles that would assure that the interests of all of the shareholders of the Company are fully and adequately represented on the Board. They believe that the current configuration of the Board, which includes four members out of seven who are officers of the Company (the "inside directors"), is inconsistent with the interests of the broader shareholder base that includes holders owning a substantial majority of the Company's outstanding shares and whose interests are not directly aligned with those of the inside directors.

            The Proponents would like the Company to undertake measures that will ensure that the composition of the Board of Directors better reflects all of the Company's shareholder constituencies and that the full value of the Company's shares is reflected in its share price and that greater liquidity is available to all shareholders. These measures include the following:

- Changing the composition of the Board of Directors such that the Board contains equal representation of all members of the Weis family and a strong base of directors who can represent the interests of all shareholders of the Company. In particular, the Proponents propose to remove the existing Board of Directors and to nominate and elect Michael M. Apfelbaum, John S. Furst, Joseph I. Goldstein and Jeffrey E. Perelman to fill four of the seven vacancies on the Board of Directors created by such removal.

- Establishing a special committee of directors representative of all shareholders interests to consider and evaluate the strategic options available to the Company for maximizing shareholder value and providing enhanced liquidity to shareholders.

            The Proponents intend to request and to propose to the Company's shareholders that the Company retain SSB to assist the Company and the special committee in its examination and pursuit of such alternatives.

            The Proponents also believe that the Company's strong balance sheet (which is largely free of debt and includes approximately $400 million in cash and marketable securities on hand) can be used to provide the Company's shareholders with tangible short-term value, without adversely affecting the Company's previously commenced capital investment program, in the event that a sale process is not consummated.

          2.   Names and Addresses of the Proponents
               -------------------------------------

               Name              Age (if    Home Address (if any) and Business
               ----            applicable)  Address (if any)
                               -----------  -----------------------------------

Weis Family Holdings, L.P.         N/A     Business: c/o 43 South Fifth Street,
                                           Sunbury, PA  17801 (record address)

Weis Family Holdings, L.L.C.               Business: c/o 43 South Fifth Street,
                                           Sunbury, PA  17801 (record address)

Sigfried Weis Trustee For The      N/A     Business: RR #1, Lewisburg,
Janet C. Weis Grantor Retained             Pennsylvania 17837 (record address)
Annuity Trust #4

Sigfried Weis Trustee For The      N/A     Business: RR #1, Lewisburg,
Janet C. Weis Grantor Retained             Pennsylvania 17837 (record address)
Annuity Trust #3

Ellen Weis Goldstein, Susan Weis   N/A     Business: RR #1, Lewisburg,
Mindel And Nancy Wender, Trustees          Pennsylvania 17837 (record address)
of The Janet C. Weis 1997
Charitable Lead Unitrust

Ellen Weis Goldstein, Susan Weis   N/A     Business: RR #1, Lewisburg,
Mindel And Nancy Wender, Trustees          Pennsylvania 17837 (record address)
of The Janet C. Weis 1997
Charitable Remainder Unitrust

Janet C. Weis                       80     Home: RR #1, Lewisburg, Pennsylvania
                                           17837 (record address)

                                           Business: c/o 43 South Fifth Street,
                                           Sunbury, PA  17801

Susan Weis Mindel;             Susan:56;   Home and Business: 185 East 64th
Joel S. Mindel                  Joel:60    Street, New York, New York 10021-6653
                                           (record address)

Nancy Lynn Wender; Nancy W.         54     Home: 291 Church Street,
Wender                                     New York, New York 10013 (record
                                           address)

Joseph I. Goldstein; Ellen    Joseph:57;   Business (Jospeph Goldstein):
Weis Goldstein; Joseph I.      Ellen:51    Kirkpatrick & Lockhart, LLP, 1800
Goldstein & Ellen Goldstein                Massachusetts Avenue, N.W.,
JT TEN                                     Washington, DC 20036-1800.

                                           Home: 5070 Lowell Street, N.W.,
                                           Washington, D.C. 20016 (record
                                           address)

Girard Trust BK & Sigfried Weis &   N/A    Mellon Bank N.A., 1735 Market Street,
Charles B. Degenstein Trust Under          Philadelphia 19103-7899 (record
Agreement Sep. 30 1971 FBO Susan           address)
Ann Mindel

Girard Trust BK & Sigfried Weis &   N/A    Mellon Bank N.A., 1735 Market Street,
Charles B. Degenstein Trust Under          Philadelphia 19103-7899 (record
Agreement Sep. 30 1971 FBO Nancy           address)
Lynn Wender

Girard Trust BK & Sigfried Weis &   N/A    Mellon Bank N.A., 1735 Market Street,
Charles B. Degenstein Trust Under          Philadelphia 19103-7899 (record
Agreement Sep. 30 1971 FBO Ellen           address)
Beth Goldstein

Girard Trust BK & Sigfried Weis &   N/A    Mellon Bank N.A., 1735 Market Street,
Charles B. Degenstein Trust Under          Philadelphia 19103-7899 (record
Agreement Sep. 30 1971 FBO Claire          address)
Elizabeth Degenstein

Charles B. Degenstein Foundation    N/A    Mellon Bank N.A., 1735 Market Street,
Charitable Deed Of Trust, Mellon           Philadelphia 19103-7899 (record
Bank, N.A. and Sidney Apfelbaum,           address)
Trustees

Sidney Apfelbaum; Carole       Sidney:78;  Business (Sidney Apfelbaum): 43 South
Apfelbaum; Sidney Apfelbaum    Carole:72   Fifth Street, Sunbury, Pennsylvania
and Carole Apfelbaum
                                           Home: RD #2, Box 494D, North
                                           Umberland, Pennsylvania (record
                                           address)

Michael M. Apfelbaum and       Michael:39; Business (Michael Apfelbaum):
Christina S. Apfelbaum       Chrsitina:38  43 South Fifth Street, Sunbury,
                                           Pennsylvania

                                           Home: RR #6, Box 243N, Lewisburg,
                                           Pennsylvania 17837 (record address)

          3.    The Class and Number of Shares Beneficially Owned by the
                Proponents
                --------------------------------------------------------

The class of shares of the Company's capital stock held by each of the persons listed below is Common Stock.

      Name                                              Number of Shares
      ----                                             Beneficially Owned
                                                       ------------------
Weis Family Holdings, L.P.                                8,087,773

Weis Family Holdings, L.L.C.                              8,087,773

Sigfried Weis Trustee For The Janet C. Weis                  43,081
Grantor Retained Annuity Trust #4

Sigfried Weis Trustee For The Janet C. Weis                  26,184
Grantor Retained Annuity Trust #3

Ellen Weis Goldstein, Susan Weis Mindel and                  28,600
Nancy Wender, Trustees of The Janet C. Weis
1997 Charitable Lead Unitrust

Ellen Weis Goldstein, Susan Weis Mindel and                  29,797
Nancy Wender, Trustees of The Janet C. Weis
1997 Charitable Remainder Unitrust

Janet C. Weis                                                44,638

Susan Weis Mindel                                           724,085

Joel S. Mindel                                               12,150

Nancy Lynn Wender                                           409,599

Nancy W. Wender                                             317,929

Ellen Weis Goldstein                                        737,444

Joseph I. Goldstein                                           5,542

Joseph I. Goldstein & Ellen Goldstein JT TEN                  4,555

Girard Trust BK & Sigfried Weis & Charles B.                627,836
Degenstein Trust Under Agreement Sep. 30 1971
FBO Susan Ann Mindel

Girard Trust BK & Sigfried Weis & Charles B.                627,836
Degenstein Trust Under Agreement Sep. 30 1971
FBO Nancy Lynn Wender

Girard Trust BK & Sigfried Weis & Charles B.                627,836
Degenstein Trust Under Agreement Sep. 30 1971
FBO Ellen Beth Goldstein

Girard Trust BK & Sigfried Weis & Charles B.              1,898,437
Degenstein Trust Under Agreement Sep. 30 1971
FBO Claire Elizabeth Degenstein

Charles B. Degenstein Foundation Charitable               2,408,526
Deed Of Trust, Mellon Bank, N.A. and Sidney
Apfelbaum, Trustees

Sidney Apfelbaum                                                787

Carole Apfelbaum                                              5,388

Sidney Apfelbaum and Carole Apfelbaum                        17,750

Michael M. Apfelbaum and Christina S.                         2,970*
Apfelbaum


-----------
* Includes shares held in the Company's Dividend Reinvestment Plan.


          4.    Material Interests of the Proponents in the Business
                ----------------------------------------------------

            Other than as set forth herein, no Proponent has any material interest in the Business, except to the extent that the approval of the Business may increase the value of the Common Stock beneficially owned by each Proponent. In addition, Michael M. Apfelbaum and Joseph I. Goldstein each are currently members of the Company's Board of Directors, are being nominated by the Proponents as candidates for election to the Board of Directors of the Company and will be elected to the Board of Directors in the event that the Resolutions are approved by the shareholders of Company.

            Michael M. Apfelbaum is a partner in the legal firm of Apfelbaum, Apfelbaum and Apfelbaum. Mr. Apfelbaum's firm provided legal services to the Company during 1998 and 1999. The remuneration received in respect of such services was not material to the Company or to Mr. Apfelbaum's firm. Central Properties, Inc., a Pennsylvania corporation, owns the land under a Weis Markets store and an adjacent parking lot in Lebanon, Pennsylvania. Central Properties leases these properties to Weis Markets for rent payments which totaled $79,969 in 1998. The stockholders of Central Properties include family members of Michael M. Apfelbaum and Joseph I. Goldstein.

                    B.    NOTICE OF NOMINATION OF CANDIDATES FOR ELECTION
                             TO THE BOARD OF DIRECTORS

            As stated above, the Proponents are hereby providing notice of their intent to nominate the following persons as candidates to stand for election to the Board of Directors of the Company (the "Nominees"):


            (1)   Michael M. Apfelbaum

            (2)   Joseph I. Goldstein

            (3)   John S. Furst

            (4)   Jeffrey E. Perelman

            It is the Proponents' intention that a full slate of seven nominees stand for election at the Special Meeting. Accordingly, in addition to the Nominees set forth above, the Proponents hereby provide notice of our intent to nominate Robert F. Weis, Norman S. Rich and Jonathan H. Weis, or in substitution for one of them Richard E. Shulman, to fill the remaining three positions on the Board of Directors, or in lieu of such three persons, up to three Proponents other than Messrs. Apfelbaum and Goldstein who are individuals.

            The Proponents also hereby provide notice of our intent to nominate as Nominees such other Proponents as may be necessary such that, when aggregated with the other Nominees who remain available for nomination and election at the Special Meeting, the total number of Nominees represent at least a majority of the total number of directors to be elected at such meeting.

            Set forth below is the following information regarding these nominations: (a) name, age, business address and residence address of each Nominee, other than those Nominees who are currently directors of the Company (ages, as applicable, and addresses of each Proponent are set forth in Section
A.2. above); (b) the principal occupation of each Nominee, other than those Nominees who are currently directors of the Company; (c) a representation of the Proponents that they intend to appear in person or by proxy at the Special Meeting to nominate the Nominees; (d) the class and total number of shares of Common Stock that are beneficially owned by each Nominee, other than those Nominees who are currently directors of the Company (such information with respect to each Proponent is set forth in Section A.3. above); (e) the total number of shares of Common Stock that will be voted by each Proponent for each Nominee; (f) a description of all arrangements or understandings between each Proponent and each Nominee, other than those Nominees who are currently directors of the Company, and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the Proponents; (g) such other information regarding each Nominee, other than those Nominees who are currently directors of the Company, as would by required to be included in a Proxy Statement on Form 14A under the Exchange Act, had each Nominee been nominated, or intended to be nominated by the Board of Directors; and (h) the written consent of each Nominee, other than those Nominees who are currently directors of the Company, to serve as a director of the Company if so elected.

     1.    Name, Age, Business Address and Residence Address
           -------------------------------------------------

           Name        Age        Business Address         Residence Address
           ----        ---        ----------------         -----------------
John S. Furst          68     190 Shady Shores Drive    190 Shady Shores Drive
                              Mabank, Texas 75147-9133  Mabank, Texas 75147-9133

Jeffrey E. Perelman    50     JEP Management, Inc.,      One Cherry Lane,
                              Plymouth Corporate Center  Wynnewood, Pennsylvania
                              625 Ridge Pike,
                              Consohocken,
                              Pennsylvania 19428

     2.    Principal Occupations
           ---------------------

      Name                 Principal Occupation
      ----                 --------------------

John S. Furst        Retired; formerly a certified public accountant and
                     partner at Coopers & Lybrand and an officer of several corporations. See Section B.7. below.

Jeffrey E. Perelman  Businessman and executive. See Section B.7. below.


     3.    Representation of the Proponents
           --------------------------------

            By executing this Notice of Call of Special Meeting and Notice of Intention to Present Business and Nominations, each Proponent thereby represents that each Proponent intends to appear in person or by proxy at the Special Meeting to nominate the Nominees and the other persons identified in the introductory paragraph to this Section B, as applicable.


     4.    Class and Number of Shares Beneficially Owned
           ---------------------------------------------

            Each of John S. Furst and Jeffrey E. Perelman beneficially owns no shares of Common Stock. The number and class of shares beneficially owned by the Proponents is set forth above in Item A.3.


     5. Total Number of Shares Beneficially Owned by the Proponents that will be Voted for Each Nominee
          -----------------------------------------------------------

            The Proponents intend to cumulate all of their votes in such a way so as to assure that three of the four Nominees will be elected, even if no other vote is cast in favor of the Nominees. If sufficient votes are cast in favor of the Nominees by other shareholders of the Company such that such votes, together with the number of votes cast by the Proponents in favor thereof, constitutes a majority of the votes cast at the Special Meeting, the Proponents will cumulate their votes among all four Nominees to assure the election of all four of the Nominees.

     6. Description of All Arrangements Between the Proponents and the Nominees and Other Persons Pursuant to which Nominations are Being Made
           ------------------------------------------------------------------

            The Proponents expect and understand that the Nominees, if elected, would, subject to their fiduciary duties under applicable law, pursue the proposals and strategies outlined in Section A.1.

            In connection with the engagement of SSB as financial advisor to the Reporting Persons relating to the subject matter of this Notice, Janet Weis has entered into an engagement letter agreement (the "Engagement Letter") with SSB. Pursuant to the Engagement Letter, SSB has agreed to perform such customary financial advisory and investment banking services as are reasonably requested in connection with a potential transaction (the "Transaction"), including the sale, transfer or other disposition of, or special dividend with respect to, all or a significant portion of the shares of Common Stock beneficially owned by Janet Weis and the Proponents who become a party to the Engagement Letter and certain members of the families thereof. Janet Weis has agreed to use her reasonable best efforts to have the other Proponents become parties to the Engagement Letter. SSB is entitled to receive fees for its services under the Engagement Letter as follows: (a) $250,000 promptly upon execution of the Engagement Letter; (b) $250,000 following successful completion of a proxy solicitation, action by written consent, negotiated settlement or other event pursuant to which designees of the Proponents represent a majority of the Board of Directors of the Company; (c) an additional fee (the "Transaction Fee") determined by multiplying the total amount of cash and the fair market value
(on the date of payment) of all other property paid or payable to the Proponents who become parties to the Engagement Letter in respect of the shares of Common Stock held by them in connection with a Transaction (the applicable percentage will be based on the percentage premium of the transaction value on a per-share basis over a base price determined by the average closing price on the New York Stock Exchange of the Common Stock on November 26, 1999, and will vary from 0.25% for premiums to the base price of 0% or less up to 0.75% for premiums to the base price of 40% or more); and (d) without duplication of the Transaction Fee, a fee of 0.25% of the value of any special dividend that is paid to the Proponents. Amounts payable pursuant to clauses (c) or (d) of the preceding sentence will be reduced, without duplication, by any amounts previously paid under clauses (a) and (b) of the preceding sentence. Under the Engagement Letter, SSB is also entitled to reimbursement of its reasonable expenses, including reasonable fees and expenses of SSB's legal counsel in connection with the engagement of up to $10,000.

            The Proponents who are party to the Engagement Letter have also agreed to use reasonable efforts, subject to any fiduciary duties of such Proponents, to cause the Company to retain SSB as its exclusive financial advisor in connection with a review of strategic alternatives and the execution thereof, for which SSB would be entitled to receive a normal and customary fee from Issuer for such transaction in lieu of the payment by the Proponents of further fees under the Engagement Letter.

            In addition to the foregoing, the Proponents who are parties to the Engagement Letter have also entered into a customary indemnification agreement with SSB in connection with SSB's engagement.

            The Nominees are parties to an agreement with Janet C. Weis, dated as of November 30, 1999 (the "Director Indemnity Agreement"). Pursuant to the Director Indemnity Agreement, Janet C. Weis, on behalf of Weis Family Holdings, L.L.P. and Weis Family Holdings, L.L.C. (together, "Family Holdings"), agrees to indemnify and hold harmless each of the Nominees and their successors, assigns and personal representatives from and against any losses, expenses, claims or proceedings related to the agreement of the Nominees to serve as a Nominee and actions prior to such election that are made in pursuit thereof. Janet C. Weis also agrees pursuant to the Director Indemnity Agreement to retain counsel to defend the Nominees in any litigation brought as a result of the Nominees' agreement to serve as a Nominee and to pay all counsel fees and costs related to such defense.


     7.    Other Information Required by the Proxy Rules
           ---------------------------------------------

            Such other information regarding each Nominee, other than those Nominees who are currently directors of the Company, as would be required to be included in a Proxy Statement on Schedule 14A under the Exchange Act, had such Nominee been nominated, or intended to be nominated by the Board of Directors, is set forth below.

            To the extent that information set forth at any point in this Notice of Call of a Special Meeting of Shareholders and Notice of Intention to Present Business and Nominations is responsive to a specific item required to be disclosed by the Proxy Rules, whether listed below or not, each such item shall be deemed to included in the following information.

            Item 5 - Interests of Certain Persons in Matters to be Acted Upon
            -----------------------------------------------------------------

            (a) Michael M. Apfelbaum and Joseph I. Goldstein are each Nominees and are each members of the incumbent Board of Directors of the Company and may be deemed to be the beneficial owners of shares of Common Stock as indicated in Section A.3. above. Mr. Goldstein is the husband of Ellen Weis Goldstein, who may be deemed to be the beneficial owner of shares of Common Stock as indicated in Section A.3. above. Mr. Apfelbaum is the husband of Christina Apfelbaum, who may be deemed to be the beneficial owner of shares of Common Stock as indicated in Section A.3. above. Michael M. Apfelbaum is also a partner in a law firm that has provided legal services to the Company and family members of Mr. Apfelbaum and Mr. Goldstein are stockholders of a company that leases land to the Company, in each case as more fully described in Section A.4. above. The Nominees have entered into the Director Indemnity Agreement with Janet C. Weis as described in Section B.6. above. Other than the foregoing, no Nominee or any associate of a Nominee has any substantial interest in any matter to be acted upon at the Special Meeting.

            Item 6 - Voting Securities and Principal Holders Thereof
            --------------------------------------------------------

            (d) The information required by Item 403 of Regulation S-K with respect to each such Nominee is set forth below:

            See Item B.4 above.

            Item 7 - Directors and Executive Officers
            -----------------------------------------

            (a) The information required by Instruction 4 to Item 103 of Regulation S-K with respect to each such Nominee is set forth below:

            No such Nominee is involved in any material pending legal proceedings.

            (b) The Information required by Items 401, 404(a) and (c) and 405 of Regulation S-K with respect to each such Nominee is set forth below:

            Item 401:
            ---------

                  (a) Identification of Directors. The names and ages of the nominees who are not directors of the Company as of the date hereof are set forth above under Section B.1. above, and any arrangement or understanding between any such nominee and any other person pursuant to which he was or is to be selected as a nominee or director is set forth above under Section B.6. Neither John S. Furst or Jeffrey E. Perelman currently holds any position or office with the Company or has ever served previously as a director of the Company. If elected, Messrs. Furst and Perelman would serve, subject to the provisions of the Company's By-Laws, until the next annual meeting of the Company's shareholders or until their respective successors have been elected and qualified.

                  (e) Business Experience. The business experience of each of
            Messrs. Furst and Perelman during the past five years is as follows:

                  John S. Furst: Mr. Furst has been President of Aluminum Tank and Truck Accessories since 1996, President of Manufacturer's Leasing and Finance, Inc. since 1995 and President of S.F.K. Inc. since 1995. Until his retirement in February 1, 1993, Mr. Furst worked as a certified public accountant and was a partner for 25 years with Coopers & Lybrand, spending the final 12 years of his employment as a member of the governing body of the firm. From November 1993 through March 1995, Mr. Furst was a consultant to the Chairman of Coopers & Lybrand.

                  Jeffrey E. Perelman: For the last five years, Mr. Perelman has served as Chief Executive Officer of: DentalEZ Group, Columbia Dentoform, Schiller-Pfeiffer, Inc., Newton Tool & Mfg. Company, General Machine Corporation, United Ammunition Container and JEP Management, Inc. Mr. Perelman has served as Chief Executive Officer of Den-Tal-Ez Alabama, Inc. since 1997 and as Chief Executive Officer of Mantis Europe, Inc. since 1995. Mr. Perelman is also active in various philanthropic endeavors.

                  Neither of Messrs. Furst or Perelman is a director of any
            company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) thereof, or any registered investment company under the Investment Company Act of 1940.

            Item 404(a):
            ------------

                  Since the beginning of the Company's 1999 fiscal year, neither of Messrs. Furst or Perelman or any member of their immediate family had any material interest in a transaction, or has any material interest in a proposed transaction, to which the Company or any subsidiary of the Company was a party and in which the mount involved exceeded $60,000.

            Item 404(c):
            ------------

                  Neither of Messrs. Furst or Perelman or any member of their immediate families has been indebted to the Company or any of its subsidiaries at any time since the beginning of the Company's 1998 fiscal year in an amount in excess of $60,000.

            Item 405:
            ---------

                  Not applicable.

            (c) The information required by Item 404(b) of Regulation S-K with respect to each such Nominee is set forth below:

            Neither of Messrs. Furst or Perelman have or have had during the Company's 1998 fiscal year any relationship with the Company or its subsidiaries of the type described in Item 404(b) of Regulation S-K.

            Item 8 - Compensation of Directors and Executive Officers
            ---------------------------------------------------------

            The information required by Item 402 of Regulation S-K with respect to each such Nominee and their associates is set forth below:

            No Nominee has received any compensation from the Company.

     8.    Consent of Nominees to Serve
           ----------------------------

            Duly executed consents of each Nominee, other than those Nominees who are currently directors of the Company, to serve as a director of the Company if elected are attached hereto as Exhibits I-A and I-B.

                                     * * *

            The information included herein represents the Proponents' best knowledge as of the date hereof. The Proponents reserve the right, in the event such information shall be or become inaccurate, to provide corrective information to the Company as soon as reasonably practicable, although the Proponents do not commit to update any information which may change from and after the date hereof.

            The Proponents request written notice as soon as practicable but in no event later than December 6, 1999, of any alleged defect in this Notice of Call of a Special Meeting and Notice of Intention to Present Business and Nominations and reserve the right, following receipt of any such notice, to either challenge, or attempt as soon as practicable to cure, such alleged defect. The Proponents reserve the right to give further notice of additional business or nominations to be conducted or made at the Special Meeting or other meeting of the Company's shareholders or to revise the business or nominations described herein.

            Nothing herein shall be deemed to be an admission that the individual Proponents or the beneficial owners of any of the shares of Common Stock held of record by the Proponents constitute a "group" within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, or the rules and regulations thereunder or of any provision of the BCL.

            The Proponents believe that Cede & Co. is the record holder of certain shares owned by certain of the Proponents. Signature pages to this Notice executed by Cede & Co. in such capacity will be forwarded to the Company promptly following the date hereof.

            Please direct any questions regarding the information contained in this Notice of Call of a Special Meeting of Shareholders and Notice of Intention to Present Business and Nominations to Craig M. Wasserman, Esq., Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, (212) 403-1232 (Phone), (212) 403-2000 (Facsimile).

            In witness whereof, each Proponent has caused this Notice of Call of a Special Meeting of Shareholders and Notice of Intention to Present Business and Nominations to be duly executed on this 30th day of November, 1999.



                                    WEIS FAMILY HOLDINGS, L.P.,

                                          By: Weis Family Holdings, LLC, its
                                          general partner



                                          By:             *
                                             -----------------------------
                                             Name: Janet C. Weis
                                             Title: Manager



                                    WEIS FAMILY HOLDINGS, L.L.C.,



                                          By:             *
                                             -----------------------------
                                             Name: Janet C. Weis
                                             Title: Manager



                                                        *
                                    ---------------------------------------
                                    JANET C. WEIS



                                    SIGFRIED WEIS TRUSTEE FOR THE JANET C.
                                        WEIS GRANTOR RETAINED ANNUITY TRUST #4



                                          By: /s/ Susan Weis Mindel
                                              -----------------------
                                              Name: Susan Weis Mindel
                                              Title: Trustee

                                    SIGFRIED WEIS TRUSTEE FOR THE JANET C.
                                        WEIS GRANTOR RETAINED ANNUITY TRUST #3



                                          By: /s/ Susan Weis Mindel
                                              -----------------------
                                              Name: Susan Weis Mindel
                                              Title: Trustee



                                    ELLEN WEIS GOLDSTEIN, SUSAN WEIS MINDEL
                                        AND NANCY WENDER, TRUSTEES OF THE JANET
                                        C. WEIS 1997 CHARITABLE LEAD UNITRUST



                                          By: /s/ Susan Weis Mindel
                                              -----------------------
                                              Name: Susan Weis Mindel
                                              Title: Trustee



                                    ELLEN WEIS GOLDSTEIN, SUSAN WEIS MINDEL
                                        AND NANCY WENDER, TRUSTEES OF THE JANET
                                        C. WEIS 1997 CHARITABLE REMAINDER
                                        UNITRUST



                                          By: /s/ Susan Weis Mindel
                                              -----------------------
                                              Name: Susan Weis Mindel
                                              Title: Trustee



                                    /s/ Susan Weis Mindel
                                    ---------------------------------------
                                    SUSAN WEIS MINDEL



                                                        *
                                    ---------------------------------------
                                    JOEL S. MINDEL

                                                        *
                                    ---------------------------------------
                                    JOEL MINDEL



                                                        *
                                    ---------------------------------------
                                    NANCY LYNN WENDER



                                                        *
                                    ---------------------------------------
                                    NANCY W. WENDER



                                                        *
                                    ---------------------------------------
                                    ELLEN WEIS GOLDSTEIN



                                                        *
                                    ---------------------------------------
                                    JOSEPH I. GOLDSTEIN



                                                        *
                                    ---------------------------------------
                                    JOSEPH I. GOLDSTEIN & ELLEN GOLDSTEIN
                                                     JT TEN



                                    GIRARD TRUST BK & SIGFRIED WEIS & CHARLES
                                       B. DEGENSTEIN TRUST UNDER AGREEMENT
                                       SEP. 30 1971 FBO SUSAN ANN MINDEL



                                          By: /s/ Susan Weis Mindel
                                              -----------------------
                                              Name: Susan Weis Mindel
                                              Title: Trustee

                                    GIRARD TRUST BK & SIGFRIED WEIS & CHARLES
                                       B. DEGENSTEIN TRUST UNDER AGREEMENT
                                       SEP. 30 1971 FBO NANCY LYNN WENDER



                                          By:            *
                                              -----------------------
                                              Name: Nancy Weis Wender
                                              Title: Trustee



                                    GIRARD TRUST BK & SIGFRIED WEIS & CHARLES
                                      B. DEGENSTEIN TRUST UNDER AGREEMENT
                                      SEP. 30 1971 FBO ELLEN BETH GOLDSTEIN



                                          By:            *
                                              -----------------------
                                              Name: Ellen Weis Goldstein
                                              Title: Trustee



                                    GIRARD TRUST BK & SIGFRIED WEIS & CHARLES
                                       B. DEGENSTEIN TRUST UNDER AGREEMENT
                                       SEP. 30 1971 FBO CLAIRE ELIZABETH
                                       DEGENSTEIN



                                          By: /s/ Susan Weis Mindel
                                              -----------------------
                                              Name: Susan Weis Mindel
                                              Title: Trustee



                                    CHARLES B. DEGENSTEIN FOUNDATION
                                      CHARITABLE DEED OF TRUST, MELLON BANK,
                                      N.A. AND SIDNEY APFELBAUM, TRUSTEES



                                          By:            *
                                              -----------------------
                                              Name: Sidney Apfelbaum
                                              Title: Trustee

                                    SIDNEY APFELBAUM AND CAROLE APFELBAUM
                                       (VOTING TRUST)



                                          By:  /s/ Michael M. Apfelbaum
                                              -----------------------
                                              Name: Michael M. Apfelbaum
                                              Title: Trustee



                                    CAROLE APFELBAUM (VOTING TRUST)


                                          By:  /s/ Michael M. Apfelbaum
                                              -----------------------
                                              Name: Michael M. Apfelbaum
                                              Title: Trustee



                                                        *
                                    ---------------------------------------
                                    SIDNEY APFELBAUM



                                    /s/ Michael M. Apfelbaum
                                    ---------------------------------------
                                    MICHAEL M. APFELBAUM AND CHRISTINA S.
                                          APFELBAUM







                                    *By: /s/ Susan Weis Mindel
                                    ---------------------------------------
                                    Susan Weis Mindel, Attorney-in-fact

                                                                     EXHIBIT I-A



               Consent to Serve as Director of Weis Markets, Inc.
               --------------------------------------------------



To:  Secretary of Weis Markets, Inc.

            The undersigned hereby consents to serve as a director of Weis Markets, Inc., a Pennsylvania corporation, if he is duly elected by the shareholders thereof.

Dated the 22nd day of November, 1999.



                                    /s/ John S. Furst
                                    -------------------------------------

                                                                     EXHIBIT I-B



               Consent to Serve as Director of Weis Markets, Inc.
               --------------------------------------------------



To:  Secretary of Weis Markets, Inc.

            The undersigned hereby consents to serve as a director of Weis Markets, Inc., a Pennsylvania corporation, if he is duly elected by the shareholders thereof.

Dated the 30th day of November, 1999.


                                    /s/ Jeffrey E. Perelman
                                    ---------------------------------------